Exhibit 5.4

First Mining Gold Corp.

Suite 2070 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “Springpole Gold Project NI 43-101 Technical Report and Pre-Feasibility Study, Ontario, Canada” dated December 19, 2025 with an effective date of December 1, 2025 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in First Mining Gold Corp.’s Registration Statement on Form F-10.

Sincerely,

/s/ Gordon Zurowski
Gordon Zurowski, P.Eng.

Dated the 23rd day of February, 2026.